UNITED  STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                            FORM  10

          GENERAL FORM FOR REGISTRATION OF SECURITIES
    Pursuant to Section 12(b) or (g) of The Securities
                      Exchange Act of 1934


                   CREDIT ONE FINANCIAL, INC.
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



           Florida                      59-3641205
  (State of Incorporation)        (IRS Employer ID Number)


          Post Office Box 3462, DeLand, FL 32721-1929
    840 W. New York Avenue, Suite D, DeLand, Florida  32118
     (Address of principal executive offices and Zip Code)

     Securities to be registered pursuant to 12(b) of the Act:


     Title of each class           Name of each exchange on which
     to be so registered           each class to be registered

   Common Stock, Par Value $0.001             Not Applicable


     Securities to be registered pursuant to 12(g) of the Act:


     Title of each class           Name of each exchange on which
     to be so registered            each class to be registered

        Not applicable                      Not applicable










Item 1. Business

General

The Company

Credit One Financial, Inc., a Florida Corporation, (hereinafter referred to as the ("Company") was formed for the purpose of raising the necessary funds for purchasing, servicing, rewriting and reselling of non-performing (defaulted) unsecured credit card portfolios to be acquired from financial institutions. However, since its inception, the Company, on a limited basis, has derived its income from business consulting and transactions brokerage. It has performed consultations regarding the financing of small commercial properties. It has brokered the financing of business notes, equipment leasing, factoring, ship's mortgages and commercial property. When adequate funds become available, the Company will direct its full attention to the purchase and management of portfolios of non-performing credit card debt.

Narrative description of the business

The company will purchase all rights, title and interest of the non-performing accounts receivable at deeply discounted rates, (approximately 10% or less of face values), convert them into immediate revenue for profit, develop a portfolio of restructured debt with recurring monthly payments for future collection or resale and sell the residual portfolio.

     Non-performing portfolios accumulate in the normal course of operations, when a credit grantor from time to time charges-off from its books, accounts which are delinquent. Because the outstanding balance remains the obligation of the defaulting customer, a group of charged-off accounts (a portfolio) contains a value which can be obtained through various collection techniques. This value or yield is dependent upon several variables such as creditor standards, geographical stratification of the portfolio, age of the charge-offs, stages of internal and external collection efforts, elapsed time since collection was last worked, elapsed time since last activity, past recovery obtained from collection efforts and whether the debt is within the statute of limitations. These portfolios may be acquired at significant discounts of their face value, ranging from $.01 to $.10 on the dollar, with an expected return expressed as a percentage of portfolio costs, ranging from 150% to 200%. The Company intends to hire additional management that has over 15 years experience in analyzing, forecasting, planning, implementing and achieving projected recovery yields from portfolios of charged-off accounts.

     The Company intends to purchase higher yielding portfolios when they are available that are classified as "50-Day Charge-Off" credit card debt. By definition, these are accounts that have gone through an internal collection unit for 50 days, subsequent to being charged-off. This product meets all of our purchasing requirements including reliable source, readily available, stable price, good support from the originating bank, and, most importantly, a potentially consistent predictable yield in excess of 150% of cost, and therefore, fits well into a long term business plan. These are called "zero agency accounts".

Presently the Corporate President James H. Bashaw and the Corporate Secretary, Mr Richard R Cook, are staffing the office and performing management functions without compensation. Until such time as the Company raises sufficient operating capital this
arrangement will continue.   None of the Company's Officers or
Directors have received any payment from the Company for their services to the Company through the effective date of this document. The Company intends to operate for the foreseeable future with only 1 full time employee and 2 part time employees.


























ITEM 2:  FINANCIAL INFORMATION

                                      FYE        FYE        9/30

Selected Financial Data              2000       2001        2002

Revenue                             4,025      9,782      2,183

Expenses                            4,180     19,413      2,383

Income (loss) before provision     <  155>   < 9,631>    <  200>
for (benefit from) income taxes
and extraordinary item

Provision for (benefit from             0          0          0
income taxes)

Income (loss) before extraor-      <  155>   < 9,631>    <  200>
dinary item

Extraordinary item - tax benefit        0          0          0
resulting from utilization of net
operating loss carry forwards

Net Income (loss)                  <  155>   < 9,631>    <  200>

Weighted average number of          1,000  4,500,000  4,500,000
common shares outstanding

Earnings per share                 < .000>   <  .002>    <  .00>

Income (loss) before extraordinary <  155>   < 9,631>    <  200>
item

net Income (loss)                  <  155>   < 9,631>    <  200>

Total Assets                       55,970      3,602      1,069

Net working capital (deficiency)      581      3,013        480

Long Term Obligations              55,000          0          0

Shareholders' equity                  845        213        714


Management's Discussion and Analysis of Financial Conditions and
Results of Operations

LIQUIDITY AND CAPITAL RESOURCES FOR THE PERIOD ENDED December 31,
2001

All cash requirements to date have been met by the capital and loans provided by the controlling stockholders and sale of stock to a few individuals. The funds received from stock sales shows as cash from financing not as income.

Other than sales to officers and directors, the Company made no public solicitation for sales. Only seven persons were contacted to purchase stock. All were friends of officers or directors. Virtually all of these contacts were made at the dinner or breakfast tables. Only one person solicited for purchase of stock did not purchase. These sales are exempt from registration pursuant to Regulation D Rule 504 of the Securities Act of 1933 exempts transactions not involving a public offering.

In November, 2001, the Company sold 4,500,000 shares of authorized but unissued common stock to certain officers and directors of the Company.

In October 2002, the Company sold 24,000 shares of authorized but unissued common stock for $960.00 to private individuals.

In November 2002, the Company sold 12,000 shares of authorized but unissued common stock for $ 480.00 to private individuals.

ITEM 3.  PROPERTY

The Company currently shares office space with one of the Directors Richard R. Cook, at 840 W. New York Ave., Ste D, DeLand
FL 32720.  The Company has very little need for facilities.  The
Company uses the office equipment of Richard R. Cook.

Costs Associated With Maintaining The Properties

Management believes the officers and directors of the Company will loan the Company the money to pay rent if necessary.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table contains information as of the date of this filing as to the beneficial ownership of shares of common stock of the Company of each person who was the beneficial owner of five (5%) percent or more of the outstanding shares of the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
_________________________________________________________________

Title of Class     Name and Address    Amount and Nature  Percent
                 of Beneficial Owner  of Beneficial Owner
_________________________________________________________________
Common stock    James H. Bashaw         3,000,000         66.67 %
                1460 Chris Avenue
                DeLand, FL   32724

Common stock    Richard R. Cook         1,500,000         33.33 %
                2253 River Ridge Road
                DeLand, Florida  32720

The following table contains information as of the date of this filing as to the beneficial ownership of shares of common stock of the Company, as well as all persons as a group who will then be officers and directors of the Company.

               SECURITY OWNERSHIP OF MANAGEMENT
_________________________________________________________________

Title of Class   Name and Address     Amount and Nature  Percent
                of Beneficial Owner  of Beneficial Owner
_________________________________________________________________

Common Stock      Mr. James H. Bashaw         3,000,000   66.67 %
                  President and Director
                  1460 Chris Avenue
                  DeLand, FL   32724

Common stock      Mr Richard R Cook           1,500,000   33.33 %
                  Secretary and Director
                  2253 River Ridge Road
                  DeLand, Florida  32720

Common stock      Officers and Directors      4,500,000  100.00 %
                  as a group

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

Identification of Directors:

  Name                  Age       Position Held with Company
_______________________________________________________________

James H. Bashaw          66             Director
Richard R. Cook          56             Director
Identification of Officers:

Name                    Age       Position Held with Company
_______________________________________________________________

James H. Bashaw          66   President
Richard R. Cook          56   Secretary, Treasurer

Officers of the Company serve at the will of the Board of Directors. Presently the Company has no employment contracts with any of its officers.

Brief biographies of the officers and directors of the Company are set forth below. Each director holds office until the next annual meeting or until his death, resignation, retirement, removal, disqualification or until a successor has been elected and qualified. Vacancies in the existing board are filled by a majority of the remaining directors.

Biographies:

James H. Bashaw

Mr. Bashaw is the founder of the Company and serves as Chief
Executive Officer of the Company. His responsibilities include managing all aspects of the business and oversee all transactions. He has held this position since the inception of the company.

From August, 1993 to April, 1996, he specialized in buying and selling mortgage notes and brokering factoring and equipment leasing. In April, 1996, he joined Signature Funding Group to continue the same activities and to process mortgage loans. In January, 1997, he obtained a Florida Mortgage Brokers License and began to originate mortgage loans on residential and commercial properties. Signature Funding group changed its name to American Note and Mortgage, Inc. in August, 1998. It retained the same office location and facilities. Mr. Bashaw continues to keep his license with that company to the present. (He also held a Florida Mortgage Brokers License from January, 1985 to August, 1989). He left the mortgage brokerage industry for a four year term of employment with an electronic distributor in Pompano Beach, Florida where he functioned as a manufacturer's representative covering the Northern half of Florida until August, 1993.

Prior to 1985, Mr. Bashaw was president and CEO of four manufacturing companies dating back to 1965. These companies produced products and services for the printed wiring board industry.
Mr. Bashaw is an Alumnus of Seton Hall University where he majored in Accounting, but does not have a degree.

Richard R. Cook

Mr. Cook was born April 15, 1945 in Indianapolis, Indiana. Mr.
Cook has raised money for Linens-N-Stuff.com, Inc. and devoted a significant amount of his time to the formation and operation of Linens-N-Stuff.Com, Inc..

He is licensed to practice law in Florida, and is engaged in the practice of law. His practice is devoted mainly to wills, trusts and corporations and commercial litigation.

He holds an A.B. degree in Psychology from Indiana University, Bloomington, Indiana. He holds a J.D. degree in Law from Indiana
University, Bloomington, Indiana.

ITEM 6. EXECUTIVE COMPENSATION

None of the officers or directors have received any compensation or remuneration to date from the Company for serving in these positions other than partial reimbursement for out-of-pocket expenses incurred on behalf of the Company during the years ending with the effective date of this document. Future salaries of the officers and directors will be set by the Board of Directors depending upon the financial condition of the Company, and may include bonuses, health insurance and other compensation as the Board of Directors may award.

Out-of-pocket expenses are defined as the monies expended on behalf of the Company while engaged in Company business such as travel expenses and items purchased for use by the Company.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into several agreements of which management believes the potential investor should be aware. They are as follow:

Sale of Investment Stock

In November 2001, the Company sold 4,500,00 shares of authorized but unissued common stock for $ 4,500.00 to certain officers and directors of the Company as follows:

On or about the 29th day of November, 2001 the Company sold
3,000,000 shares of common stock to James H. Bashaw for $3,000.00; on or about the 29th day of November, 2001, the Company sold 1,500,000 shares of common stock to Richard R. Cook for $1,500.00.

All of the above named persons have signed an "Investment Letter" stating that they have purchased their shares for investment purposes only, and that they will not sell any of their shares for the thirteen months next succeeding the date they purchased same, unless subject to an exemption from registration (other than Rule 144), under the Securities Act of 1933 or unless they duly register said shares in accordance with the provisions of said act.

Management requested that Standard & Poor Corporation issue a
CUSIP number to properly identify the stock certificates of the Company once a market for the Company's stock has been established. Cusip Service Bureau assigned "CUSIP 225393 10 7" as the formal identifying number for the Company's stock certificates.

ITEM 8.  LEGAL PROCEEDINGS

The Company is not involved in any litigation.

ITEM 9.  MARKET PRICE OF, AND DIVIDENDS OF, THE REGISTRANT'S
         COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The common stock has not traded on any market and has no market value, but management believes the Company's shares will begin to do so after this SEC Form 10 is filed, and a market maker is selected. Management believes that there will be a market for the common stock of the Company on the over-the-counter market; however, no independent market maker or transfer agent has been selected or engaged at the time of filing of this SEC Form 10.

ITEM 10.  RECENT SALES OF UNREGISTERED STOCK

As of the effective date this document the Company has sold shares of its common stock to 6 individuals at a price of a Unit per share in lots of 150 shares. The proceeds of these sales of common stock have been used in the startup operations of the business for such things as office rent, office supplies, and travel expenses; as follows:

In October 2002, the Company sold 18,000 shares of authorized but unissued shares of common stock for $ 720.00 to private individuals.

In October 2002, the Company sold 6,000 shares of authorized but unissued shares of common stock for $ 240.00 to Renay Bashaw, daughter of one of the directors.

In November 2002, the Company sold 12,000 shares of authorized but unissued shares of common stock for $ 480.00 to private individuals.

Other than sales to officers and directors the Company made no public solicitation for sales. Only seven persons were contacted to purchase stock all were friends of officers or directors. Virtually all of these contacts were made at the dinner or breakfast tables. Only one person solicited for purchase of stock did not purchase. These sales are exempt from registration as Section 4 (2) of the Securities Act of 1933 exempts transactions not involving a public offering.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The Company has one class of stock authorized: i.e. Common stock, with a par value of $0.001.

A registration statement covering the securities to be registered herein has been filed in the state of Nevada pursuant to Nevada Revised Statues 90.490, Registration by qualification. The period for comment by the State regulators expires on or about December 20, 2002.

Common Stock

The Company is authorized to issue up to 10,000,000 shares of Common Stock, par value $.001 per share. Shareholders have pro rata rights to dividends and all assets distributed to Shareholders upon liquidation and are entitled to one vote per share. There are no preemptive, subscription or conversion rights. As of September 30, 2002, the latest practicable date,
4.5 million shares of common stock are outstanding.

The holders of the common stock of the Company are entitled to one vote for each share on all matters voted upon by the stockholders, including the election of directors. The voting rights of the common stock of the Company are non-cumulative, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, if they choose to do so, and in such event, the holders of the remaining less than 50% of the shares voting for the election will not be able to elect any person or persons to the Board of Directors.
Prospective purchasers of the shares being offered hereby should also be aware that the by-laws of the Company provide that the shareholders of the majority of the outstanding shares may take any action required or permitted in the by-laws without prior notice and without a vote providing that they file a written consent setting forth the action so taken and that said majority have signed same.

No personal liability attaches to shareholders by reason of the ownership of such shares.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

There is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Florida Statute 607.014 provides that where an officer, director, employee or agent of the corporation is sued by a third party for his actions on behalf of the corporation, the corporation may determine that he is entitled to indemnification by the corporation including expenses and attorney's fees if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action had no reasonable cause to believe his conduct was unlawful and where he acted in good faith and in the best interests of the corporation. Where the officer, director, employee, or agent is sued or threatened with suit by the corporation, the corporation may indemnify him if he acted in good faith and in a manner he believed to be in the best interest of the corporation, except where he is judged to be liable for negligence or misconduct in the performance of his duty to the corporation and only to the extent that the court shall determine that such person is fairly and reasonably entitled to indemnity. If he successfully defends the above types of action he shall be indemnified against reasonable expenses and attorney's fees. If the court does not determine that he is entitled to attorney's fees and expenses, the board of directors, in a written opinion, may determine that he is entitled to indemnity.

Florida Statute 607.271 provides that where a corporation has been involuntarily dissolved and then reinstated, the power of the corporation to indemnify its directors, officers or agents shall extend to actions taken during the periods of time between dissolution and reinstatement.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to indemnify directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     There are none.
     See Financial Statements, Item 15, page 13.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                 ACCOUNTING AND FINANCIAL DISCLOSURES

There are none.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

A  Dates of Financial Statements                   Page
   Audited December 31, 2001                        13
   Unaudited September 30, 2002                     24
B  Exhibits

(1)       Articles of Incorporation and
(2)       By-laws
                            SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    11/26/02

                              Credit One Financial, Inc.

                              /S/ JAMES H. BASHAW
                              By: James H. Bashaw, President


















                   Credit One Financial, Inc.
                        DeLand, Florida

                       December 31, 2001


                     Marvin B. Seidman, CPA
                  Certified Public Accountant
                         Miami, Florida






















                       TABLE OF CONTENTS


                                                       Page

Accountant's Independent Auditor's Report


Financial Statements

     Balance Sheet

     Statement of Income and Accumulated Earnings


     Statement of Cash Flows

     Statement of Stockholders' Equity


     Notes To The Financial Statement




























                     Marvin B. Seidman, CPA
                  Certified Public Accountant
                     8501 S.W. 29th Street
                     Miami, Florida  33155
                         (305) 221-8271

                  INDEPENDENT AUDITOR'S REPORT
To:  The Board of Directors
     Credit One Financial, Inc.
     DeLand, Florida

I have audited the accompanying balance sheet of Credit One Financial, Inc. (a development stage company) as of December 31, 2001, and the related statements of income and accumulated earnings, and cash flows since inception. These financial statements are the responsibility of the management of Credit One Financial, Inc. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 7 to the financial statements, the Company has had losses and may be dependent upon the sale of its securities or loans for funds to meet its cash requirements. The factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Credit One Financial, Inc. as of December 31, 2001, and the results of its operations and cash flows since inception in conformity with generally accepted accounting principles.

Marvin B. Seidman, CPA
/S/MARVIN B. SEIDMAN
Certified Public Accountant
November 5, 2002
                   Credit One Financial, Inc.
                 (A Development Stage Company)

                         Balance Sheet

                    As of December 31, 2001

                             Assets

Cash                                     $ 2,023

Loan Receivable                              990

Land and Building                              0

Security Deposits                            589

Total Assets                             $ 3,602
                                        ========

               Liabilities & Stockholder's Equity


Liabilities:

     Loans from Officers                $  3,389

     Mortgage Payable                          0

     Total Liabilities                  $  3,389

Stockholder's Equity:

     Common Stock, authorized              4,500
     10,000,000 shares at $.001 par
     value each, 4,500,000 shares
     issued and outstanding


     Additional Paid In Capital
     In Excess of Par                                 5,500

     Accumulated Earnings (Loss)          (9,786)

          TOTAL Stockholder's Equity                    213
TOTAL Liabilities & Stockholder's Equity          $   3,602
                                                    =======
                See independent auditor's report
               and notes to financial statements
                  Credit One Financial, Inc.
                 (A Development Stage Company)

                      Statement of Income

            From Inception Through December 31, 2001



                                                  Inception
                              2000      2001      To Date

Revenue                       $ 4,025   $ 9,782   $13,807


LESS:     General and
     Administrative
     Expenses                 $ 4,180   $19,413   $23,593


Net (Loss)                    $(  155)  $(9,631)  $(9,786)



Earnings Per Share            $( .000)  $( .002)  $( .002)






















                See independent auditor's report
               and notes to financial statements
                   Credit One Financial, Inc.
                 (A Development Stage Company)

                    Statement of Cash Flows
            From Inception Through December 31, 2001

                                                       Inception
                                      2000     2001    To Date
Cash Flow from Operating Activities

Cash Received from Customers       $ 4,025   $ 9,782  $  13,807
Deduct: Cash Payment for Expenses (  4,180) ( 19,414)  ( 23,594)
     Increase in Loans Receivable (    570) (    420)  (    990)
     Increase in Security Deposits(    389) (    200)  (    589)

Net Cash Flow Used for
     Operating Activities         $( 1,114) $(10,252) $( 11,366)

Cash Flow from Investing Activities

Purchase of Land and Building     $(55,000)           $( 55,000)
Mortgage Obtained                 $ 55,000            $  55,000
Sale of Land and Building                   $ 55,000  $  55,000
Satisfaction of Mortgage                    $(55,000) $( 55,000)

Net Cash Flow from Investing
     Activity                            0         0          0

Cash Flow from Financing Activities

Increase in Loans from
     Shareholders                  $   125  $  3,264  $   3,389
Sale of Stock to Shareholders        1,000     3,500      4,500

Additional Paid in Capital by
     Shareholders                        0     5,500      5,500

Net Cash Flow from Financing
     Activities                      1,125    12,264     13,389

Net Increase In Cash And Cash
     Equivalents                   $    11  $  2,012   $  2,023

Cash and Cash Equivalents,
     Beg. of Period                $     0  $     11   $      0
Cash and Cash Equivalents,
     End of Period                 $    11  $  2,023   $  2,023

                See independent auditor's report
               and notes to financial statements
                   Credit One Financial, Inc.
                 (A Development Stage Company)

               Statement of Stockholder's Equity

            From Inception Through December 31, 2001



                 Common    Common  Additional
                 Stock     Stock   Paid In   Accumulated
                 Shares    Amount  Capital   Deficit      Total

Beginning Balance
     9/24/99          0    $     0  $     0  $     0     $     0

Stock Issuance
     10/13/00     1,000    $ 1,000  $     0

Net (Loss)                                   $(  155)    $(  155)

Ending Balance
      12/31/00    1,000    $  1,000 $     0  $(  155)    $(  155)

Beginning Balance
      1/1/01      1,000    $  1,000 $     0  $(  155)    $(  155)

Stock Redemption
     11/29/01   ( 1,000)   $( 1,000)$     0

Shares issued
     11/29/01 4,500,000    $  4,500 $ 5,500              $10,000

Net (Loss) for the
    Period Ended
     12/31/01                                $(9,631)    $(9,631)

Ending Balance
     12/31/01  4,500,000   $  4,500 $ 5,500  $(9,786)    $   214









                See independent auditor's report
               and notes to financial statements
                  CREDIT ONE FINANCIAL, INC.
                 (A Development Stage Company)
                 NOTES TO FINANCIAL STATEMENTS
                       December 31, 2001

1. The Company, since its inception on September 24, 1999, did not conduct any business until October, 2000.

2. On October 13, 2000, the Company purchased a residential building and land for $55,000.00 including closing costs of $4,900.00. At the same time, the Company executed a promissory note and mortgage in the amount of $55,000.00 to Kenneth and Linda Schilling. Both documents were also executed by James H. Bashaw, President as his personal guaranty for the repayment of principal and interest. The interest rate on the note was 15% per annum, interest only, payable monthly for a term of three (3) years, when the entire balance of principal and accrued interest would become due.

3. The Company, at its inception September 24, 1999, authorized to have outstanding 1,000 shares of common stock at $1.00 par value per share. On November 29, 2001, the Company amended its Articles of Incorporation, Article III Capital Stock to authorize the maximum number of shares to have outstanding at any one time to be 10,000,000 shares of common stock having a par value of $0.001 per share. At the same time, the Company changed Article VI Preemptive Rights to read: Is Deleted.

4. On December 20, 2001, the company deeded the residential building and land referred to above to James H. Bashaw, President, by means of a Quit Claim Deed. In exchange, Mr. Bashaw assumed all obligations of the promissory note and mortgage dated October 13, 2000. No income or loss was recognized from this sale.

5. All start-up costs have been charged to expense through December 31, 2001.

6. Summary Of Significant Accounting Policies

     A.   Intangible Assets-
          The Company makes reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under SFAS No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company to date.
     B.   Income Per Share-
          Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period. There are no earnings per share and no potential dilutive securities outstanding.

     C.   Cash-
          For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     D.   Use of Estimates-
          The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

     E.   Financial Instruments-
          The Company's short-term financial instruments consist of cash and cash equivalents and accounts payable. The carrying amounts of these financial instruments approximates fair value because of their short-tem maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash. During the year the Company did not maintain cash deposits at financial institutions in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leverage derivative financial instruments.

     F.   Stock-Based Compensation-
          The Company adopted Statement of Financial Accounting Standard No. 123 (FAS), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees. The Company did not pay any stock-based compensation during any period presented.

     G.   Comprehensive Income-
       SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net income and comprehensive net income as defined in the statement.

  H.   Costs of Computer Software-
       In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred.

       Effective in 1999, the Company adopted SOP 98-1, however the Company has not incurred costs to date which would require evaluation in accordance with the SOP.

  I.   Segments-
       Effective December 31, 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information, about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 13 did not affect results of operations or financial position. To date, the Company has not operated in any business activity.

  J.   Pensions and Other Post-Retirement Benefits-
       Effective December 31, 1999, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions and Other Post-Retirement Benefits ("SFAS 132"). SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Post-Retirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations of financial position.

       The Company has not initiated benefit plans to date which would require disclosure under the statement.

  K.   Derivative Instruments-
       In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however it believes that it has not to date engaged in significant transactions encompassed by the statement.

7. Going Concern. The nature of the Company's financial status makes the Company lack the characteristic of a going concern. This is because the Company due to its financial condition may have to seek loans or the sale of its securities to raise cash to meet its cash needs.

















                   Credit One Financial, Inc.
                 (A Development Stage Company)

                 Unaudited Financial Statements

          For The Nine Months Ended September 30, 2002






























                   Credit One Financial, Inc.
                 (A Development Stage Company)

                    Unaudited Balance Sheet

                       September 30, 2002


                           ASSETS


Cash                                                $    320

Loans Receivable                                    160

Security Deposits                                        589

Total Assets                                        $  1,069
                                                     =======

            LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:

  Loans from Officers                          $    355

  Total Liabilities                            $    355

Stockholder's Equity:

  Common Stock, authorized 10,000,000
  shares at $.001 par value each,
  4,500,000 shares issued and outstanding      $  4,500

  Additional Paid In Capital                      6,200

  Accumulated Earnings (Loss)                   ( 9,986)

  Total Stockholder's Equity                        714

Total Liabilities and Stockholder's Equity          $  1,069
                                                =======



             See Notes to this Financial Statement



                   Credit One Financial, Inc.
                 (A Development stage Company)

           Unaudited Statement of Income and Expense

           From Inception Through September 30, 2002

                                     Nine Months         Incep
                                                         tion
                                     Ended 9/30/02  To Date

Revenue                                   $ 2,183        $ 15,990

Less: General and Administrative
       Expenses                      $ 2,383        $ 25,976


Net Earnings (Loss)                       $(  200)       $( 9,986)


Earnings Per share                        $( .000)       $(  .002)










            See Notes to this Financial Statement

















                   Credit One Financial, Inc.
                 (A Development Stage Company)

               Unaudited Statement of Cash Flows
           From Inception Through September 30, 2002

                                     Nine Months    Inception
                                     Ended 9/30/02  To Date


Cash Flow From Operating Activities:
  Cash received from customers       $ 2,183        $ 15,990
  Decrease in Loans Receivable           830       (     160)
  Deduct: Cash payment for expenses   (2,383)      (  25,977)
  Increase in Security Deposits           -0-      (     589)


Net Cash Flow Used for Operating
       Activity                      $   630        $(10,736)

Cash Flow from Investing Activities:

  Purchase of Land and Building                     $(55,000)
  Mortgage Obtained                                 $ 55,000
  Sale of Land and Building                         $ 55,000
  Satisfaction of Mortgage                          $(55,000)

Net Cash Flow from Investing Activity                          -0-

Cash Flow From Financing Activity:
  Decrease in Loans from
       Shareholders                  $( 3,033)      $    356
  Sale of Stock to Shareholders            -0-         4,500
  Additional Paid In Capital by
       Shareholders                       700          6,200

Cash Flow From Financing Activity           (2,333)      $ 11,056

NET INCREASE IN CASH OR CASH EQUIVALENT   $ (1,703)           320

Cash and Cash Equivalents,
       Beginning of Period              2,023             -0-

Cash and Cash Equivalents,
       End of Period                 $    320       $    320
                                     ========       =========


             See Notes to this Financial Statement
                   Credit One Financial, Inc.
                 (A Development Stage Company)

           Unaudited Statement of Stockholders Equity

           From  Inception Through September 30, 2002

            Common    Common              Additional
            Stock     Stock     Paid In   Accumulated
            Shares    Amount    Capital   Deficit        Total

Beginning Balance
  9/24/99           0   $   -0-  $    -0- $     -0- $     -0-

Stock Issue
  12/31/00      1,000   $ 1,000  $    -0-

Net (Loss)                                     $(   155)  $(   155)

Ending Balance
  12/31/00      1,000   $ 1,000  $    -0- $(   155)  $(   155)

Beginning Balance
  1/1/01        1,000   $ 1,000  $    -0- $(   155)  $(   155)

Stock Redemption
  11/29/01     (1,000)  $(1,000) $    -0-

Shares issued
  11/29/01  4,500,000   $ 4,500  $ 5,500             $ 10,000

Net (Loss) for
the Period
Ended 12/31/01                                  $( 9,631) $( 9,631)

Balance
  12/31/01  4,500,000   $ 4,500  $ 5,500   $( 9,786) $    214

Contribution to
Paid In Capital 3/29/02             $   700

Net (Loss) for
the Period
Ended 9/30/02                                   $(   200)

Ending Balance
  9/30/02  4,500,000    $ 4,500  $ 6,200   $( 9,986) $    714


            See Notes to this Financial Statement
CREDIT ONE FINANCIAL, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
September 30, 2002

1. The Company, since its inception on September 24, 1999, did not conduct any business until October, 2000.

2. On October 13, 2000, the Company purchased a residential building and land for $55,000.00 including closing costs of $4,900.00. At the same time, the Company executed a promissory note and mortgage in the amount of $55,000.00 to Kenneth and Linda Schilling. Both documents were also executed by James H. Bashaw, President as his personal guaranty for the repayment of principal and interest. The interest rate on the note was 15% per annum, interest only, payable monthly for a term of three (3) years, when the entire balance of principal and accrued interest would become due.

3. The Company, at its inception September 24, 1999, authorized to have outstanding 1,000 shares of common stock at $1.00 par value per share. On November 29, 2001, the Company amended its Articles of Incorporation, Article III Capital Stock to authorize the maximum number of shares to have outstanding at any one time to be 10,000,000 shares of common stock having a par value of $0.001 per share. At the same time, the Company changed Article VI Preemptive Rights to read: Is Deleted.

4. On December 20, 2001, the company deeded the residential building and land referred to above to James H. Bashaw, President, by means of a Quit Claim Deed. In exchange, Mr. Bashaw assumed all obligations of the promissory note and mortgage dated October 13, 2000. No income or loss was recognized from this sale.

5. All start-up costs have been charged to expense through December 31, 2001.

6. On March 31, 2002, James H Bashaw, President, transferred
$700.00 from his Loans from Officers account to Additional Paid
In Capital without receiving any additional common stock.

7. Summary Of Significant Accounting Policies

  A. Intangible Assets-
       The Company makes reviews for the impairment of long-live assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under SFAS No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company to date.

  B.   Income Per Share-
       Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period. There are no earnings per share and no potential dilutive securities outstanding.

  C.   Cash-
       For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  D.   Use of Estimates-
       The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  E.   Financial Instruments-
       The Company's short-term financial instruments consist of cash and cash equivalents and accounts payable. The carrying amounts of these financial instruments approximates fair value because of their short-tem maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash. During the year the Company did not maintain cash deposits at financial institutions in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leverage derivative financial instruments.

  F.   Stock-Based Compensation-
       The Company adopted Statement of Financial Accounting Standard No. 123 (FAS), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees. The Company did not pay any stock-based compensation during any period presented.

  G.   Comprehensive Income-
       SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net income and comprehensive net income as defined in the statement.
  H.   Costs of Computer Software-
       In March 1999, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred.
       Effective in 1999, the Company adopted SOP 98-1, however the Company has not incurred costs to date which would require evaluation in accordance with the SOP.

  I.   Segments-
       Effective December 31, 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information, about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 13 did not affect results of operations or financial position. To date, the Company has not operated in any business activity.

  J.   Pensions and Other Post-Retirement Benefits-
       Effective December 31, 1999, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions and Other Post-Retirement Benefits ("SFAS 132"). SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Post-Retirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations of financial position.

       The Company has not initiated benefit plans to date which would require disclosure under the statement.

  K.   Derivative Instruments-
       In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however it believes that it has not to date engaged in significant transactions encompassed by the statement.

8. Going Concern. The nature of the Company's financial status makes the Company lack the characteristic of a going concern. This is because the Company due to its financial condition may have to seek loans or the sale of its securities to raise cash to meet its cash needs.